Exhibit 99.1

HUTTIG BUILDING PRODUCTS, INC. COMPLETES NEW

$160 MILLION CREDIT FACILITY

St. Louis, MO, September 27, 2004 – Huttig Building Products, Inc. (NYSE: HBP) announced it has completed a new five-year $160 million secured, credit facility consisting of a $130 million revolving loan commitment and a $30 million term loan.

Pricing under the new facility will be based at LIBOR plus 100 to 200 basis points, depending on certain financial ratios. The new credit facility was arranged by LaSalle Bank National Association and was successfully syndicated amongst LaSalle Bank and six other lenders. The new facility replaces a three-year, $150 million, asset-based, revolving facility, which was priced at LIBOR plus 200 to 300 basis points and was due to mature in August 2005.

Thomas S. McHugh, Huttig’s Vice President - Finance and Chief Financial Officer, said, “This new credit facility and improved pricing reflects Huttig’s strong balance sheet, excellent financial performance over the last 15 months and our favorable outlook. The increased size of the facility will enhance our ability to expand our existing distribution network and take advantage of acquisition opportunities as they arise.”

About Huttig

Huttig Building Products, Inc. is a distributor of building materials used principally in new residential construction and in home improvement, remodeling and repair work. Huttig’s products are distributed through 50 distribution centers serving 47 states and are sold primarily to building materials dealers, national buying groups, home centers and industrial users including makers of manufactured homes.

Forward Looking Statements

This press release contains forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. This information presents management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such factors are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

Contact: Thomas S. McHugh, Vice President - Finance and Chief Financial Officer of Huttig Building Products, Inc., at 314-216-2600.